Exhibit 10.49

CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS

DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR

CONFIDENTIAL TREATMENT AND, WHERE APPLICABLE, HAVE BEEN MARKED

WITH AN ASTERISK TO DENOTE WHERE OMISSIONS HAVE BEEN MADE. THE

CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH

THE SECURITIES AND EXCHANGE COMMISSION.

JOINT MANUFACTURING AGREEMENT

between

Amyris Brasil S.A.

CNPJ/MF n.o 09.379.224/0001-20

Rua James Clerk Maxwell, 315

City of Campinas, State of São Paulo

Brazil

herein represented by its undersigned legal representatives,

hereinafter called “AMYRIS”

and

Biomin do Brasil Nutrição Animal Ltda.

CNPJ/MF  n.o 07.738.662/0001-02

Estrada Professor Messias Jose Baptista, 2700City of Piracicaba, State of São Paulo

Brazil

herein represented by its undersigned legal representatives,

hereinafter called “BDB” and, together with AMYRIS, the “Parties”

WITHNESSETH:

WHEREAS, AMYRIS is in need of having available certain products described in more detail hereinafter,

WHEREAS, BDB is engaged in the manufacturing of similar products and it is willing to manufacture the products required by AMYRIS,

WHEREAS, AMYRIS intends to procure and acquire the equipment necessary for the production of said products by BDB and to install them at BDB’s plant located in the city of Piracicaba, implementing, henceforth, the Expansion of BDB’s Plant, as to allow BDB to perform the joint manufacturing hereby agreed upon (“Expansion”);

WHEREAS, further to the acquisition and installation of two fermenters to be acquired by AMYRIS, pursuant to the Expansion, BDB intends to acquire a third fermenter for its own use and at its own expense, and both of the Parties intend to procure and negotiate the acquisition of the three (3) ferments jointly, as to have more bargain power and share the benefits of such a joint negotiation; and

WHEREAS, AMYRIS intends to entrust BDB with the manufacturing of such products, providing BDB with the necessary information and equipment, and paying BDB a consideration.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Joint Manufacturing Agreement (this “Agreement”), the parties hereto have agreed and do hereby agree as follows:

TABLE OF CONTENTS

1	Scope of Agreement
2	Licenses and Approvals, GMM Certification
3	Purchasing and Free Lease of the Equipment, Expansion (calculation, time-schedule) and Insurance
4	Logistics, Supply of Raw Materials
5	Information, Decontamination
6	Production Forecasts, Manufacturing of Stock
7	Pricing, Payment Term
8	By-products (spent yeast)
9	Title of the Product and Developments
10	Representations and Warranties, Additional Obligations
11	Breach of Agreement, Indemnity
12	Confidentiality
13	Force Majeure
14	Term, Termination
15	Purchase Option
16	Infringement of Intellectual Property Rights, Indemnification
17	Applicable Law, Dispute Resolution
18	Miscellaneous

1	Scope of Agreement

1.1        BDB agrees to manufacture, in its current facility in Piracicaba (“Plant”), a certain product specifically required by AMYRIS (“Joint Manufacturing”), as detailed and specified within Annex A (“Product”), according to the terms and conditions set forth in this Agreement.

1.1.1    The Parties agree that the scope of this Agreement comprises all activities necessary for performance of the Joint Manufacturing, from the entrance of the Raw Materials (as defined in section 4.1 below) into the Plant, to the delivery of the Product, including, but not being limited to the storage of Raw Materials, the manufacturing of the Product, product testing, product storage, and by-product handling at the Plant, all according to the Standard Operating Procedures (“SOPs”), to be provided by AMYRIS, in order to allow BDB to manufacture the Products. The Parties agree that the SOPs shall be analyzed and approved by the Technical Board, but that AMYRIS will, nonetheless, remain solely liable for their content. The general guidelines of the SOPs are attached to this Agreement as Annex D and the Parties agree that the actual SOPs shall also be an integral part of this Agreement.

1.2        The Parties are aware that the Joint Manufacturing requires the acquisition of certain equipment, to be used exclusively for the manufacturing of the Product (the “Equipment”). Therefore, the Parties agree that AMYRIS will procure and contract the engineering works and the necessary Equipment for the Expansion, as well as lease the acquired Equipment to BDB, free of charge, retaining the title to such new Equipment. A detailed description of the necessary Equipment and estimation of its cost of acquisition is attached hereto as Annex B.

1.3        In order to give support to the performance of this Agreement, the parties will establish the following bodies, which will perform the activities described below:

(i)

Joint Project Team (“Project Team”), constituted of members from both Parties and led by an AMYRIS project leader, which will be responsible for Expansion of the Plant and for the engineering, installation and start-up of the Equipment in the Plant, pursuant to the Expansion (“EPC Activities”);

(ii)

A Management Committee (“Management Committee”), constituted of 4 members, having one leader designated by each of the Parties. This Committee shall be responsible for monitoring the operation of Plant, including budget decisions, without limiting BDB’s responsibility for manufacturing the Products in accordance with the SOPs. Decisions to be made by the Management Committee will require unanimous approval;

(iii)

A Technical Advisory Board (“Technical Board”), constituted of 5 members – 2 each from AMYRIS and BDB, and one external member not belonging to any of the Parties’ regular personnel. The Technical Board shall be responsible for setting the best practices to be observed in the entire facility, including the Joint Manufacturing and the ongoing BDB operation, especially those related to aseptic operations and prevention of cross contamination. The Technical Board shall also be required to analyze and sign-off on designs and operational SOPs.

1.3.1    The parties agree that the Technical Board shall be formed no later than five (5) days after the execution of this Agreement, in order to provide appropriate guidance in connection herewith, from its commencement.

1.3.2    The Parties agree that the Project Team and the Management Committee shall be constituted no later than ten (10) days before the first piece of Equipment is purchased by AMYRIS. For the purposes of such deadline, AMYRIS will notify BDB, in writing, about the purchase of the first piece of Equipment.

1.4        In the event the actual anticipated costs for the Equipment exceeds the maximums set forth in Annex B, the Parties will negotiate in good faith fair adjustments of costs and fees contemplated under the Agreement. Unless otherwise agreed by the Management Committee, AMYRIS shall pay for any such cost overrun of the Equipment.

2          Licenses and Approvals, GMM certification

2.1       BDB will be responsible for obtaining and maintaining, for the duration of this Agreement, all approvals and licenses of its Plant, necessary for the Joint Manufacturing.

2.1.1    AMYRIS commits to reimburse BDB for all reasonable expenses incurred by BDB to obtain production permits, if any, to the extent specifically and exclusively related to and required for the Joint Manufacturing of Products under this Agreement.

2.2       AMYRIS will be exclusively responsible for obtaining and maintaining, for the duration of this Agreement, all approvals and licenses necessary for the Product. BDB will support AMYRIS in the process of obtaining said Products’ approvals and licenses, by means of providing all documents and information, in BDB’s power and or related to BDB’s Plant, required by relevant authorities for that purpose.

2.3       Without limiting Section 2.1, BDB shall commit its best efforts to obtain, as promptly as possible, and within the production schedules agreed to by the Parties under this Agreement, any additional approvals and licenses that may be necessary for the Joint Manufacturing in its Plant.

2.4       AMYRIS and BDB will work together to extend the AMYRIS CQB certification to the Plant. AMYRIS will bear any costs to obtain such extension.

2.5       The Parties will endeavor all efforts to obtain a Special Regime from Tax Authorities for the proper execution of this Agreement, if necessary.

3          Purchasing and Free Lease of the Equipment, Expansion (calculation, time-schedule) and Insurance

3.1       AMYRIS will procure, contract and manage the EPC Activities. AMYRIS shall be responsible for payment of the entire Project Capex according to the calculation and time-schedule and any additional terms and conditions within Annex B. BDB will provide, at no charge, all support reasonably requested by AMYRIS in connection with EPC Activities, including, without limitation, giving information on the Plant, making available internal technical teams to follow the installation procedures, making sure all requirements set forth in the applicable licenses are being complied with during installation and start-up. Unless otherwise agreed by the Management Committee, AMYRIS shall be responsible for any capital expenditure incurred by BDB for modifications to the existing Plant that may be needed to support the installation and operation of the Equipment. The additional costs paid by AMYRIS under this Section shall be accrued to the account of capital expenditures incurred in the Expansion (“Project Capex”) if and as determined by the Management Committee.

3.2       The Parties shall investigate the most cost-effective approach for obtaining the necessary scope of insurance on the Equipment acquired for the Joint Manufacturing. During the term of this Agreement any such insurance related expenses shall be borne by AMYRIS, provided that: (i) if AMYRIS determines to insure the Equipment directly, it will be responsible for payment directly to the insurers; (ii) if the Parties agree that the Equipment should be insured under BDB’s insurance policies, AMYRIS will reimburse BDB for that portion of any insurance premiums directly related to coverage for such Equipment within the Plant.

3.3.     AMYRIS and BDB agree to, by all means possible, endeavor their best efforts to install the Equipment and the fermenter to be acquired by BDB at the same time, in order to minimize potential service disruptions associated with the installation works.

4          Logistics, Supply of Raw Materials

4.1       AMYRIS shall be responsible for procurement and delivery to BDB of raw materials described in Annex C (“Raw Materials”). BDB will be responsible for providing the utilities and ancillary infrastructure as necessary to perform the Joint Manufacturing in the Plant, such as, without limiting, water & waste facilities, electricity, manpower, phone services, access to internet and other services reasonably expected for the operation of an industrial plant. The consumption of these supplies furnished by BDB will be measured through specific meters to be installed by BDB, to avoid confusion with the consumption of the other production lines in BDB Plant.

4.2       AMYRIS will supply Raw Materials to the Plant in such quantities and at such times as required to enable BDB to manufacture the Products according to AMYRIS’s forecast.

4.3.      AMYRIS shall be responsible for transportation costs and insurance of the Raw Materials thereof in connection with inbound and outbound logistics of Raw Materials and Products to and from the Plant.

4.4.      AMYRIS shall be responsible for product liability insurance on Raw Materials. BDB shall be responsible for proper handling and storage of Raw Materials at the Plant, which should be done in accordance to the SOPs, including insuring against loss or damage to the Raw Materials.

4.5       BDB will notify AMYRIS of any non-compliance of supplied Raw Materials with the specifications contained in the SOPs and any shortage in quantity of any shipment of supplied Raw Materials promptly upon learning of such non-compliance or shortage and prior to the processing of the Raw Materials concerned. BDB shall not process Raw Materials that do not meet AMYRIS’s specifications without AMYRIS’s prior written permission.

4.6       AMYRIS will use all reasonable commercial efforts to supply raw materials for BDB’s own use not related to this Agreement under the same conditions applied to raw materials to be jointly manufactured under this Agreement.

5          Information, Decontamination

5.1       AMYRIS will make available to BDB the SOPs necessary to allow BDB to manufacture the Products. BDB shall employ all such SOPs and its own knowledge and experience to perform its obligations under this Agreement. AMYRIS will assign two members of its personnel to supervise activities at the Plant, such number being subject to increase in the event that AMYRIS, in agreement with BDB, deems it appropriate. BDB will provide suitable offices and telephone, network and Internet access to such personnel, as well as access to all facilities, supplies, books and records relating to the Plant and the Joint Manufacturing of Products under this Agreement.

5.2       The Project Team members of each of the Parties shall meet on a regular basis to discuss technical and related questions including possible improvements to the manufacturing process. Further to the exchange of information by the project leaders of each BDB and AMYRIS teams, AMYRIS shall receive a monthly report, in electronic format, containing relevant information regarding the production of the Products.

5.3       The Parties agree that the production supervision by AMYRIS shall not exclude BDB’s sole liability for the manufacturing of Products according to the SOPs, except when a certain damage or delay has occurred as a direct result of an action carried out by AMYRIS personnel or exclusively due to a defect of the SOPs or except for any event provided for in Clause 13.

5.4       Due to substantial differences between the Products and other products manufactured by BDB, both Parties will use all reasonable commercial efforts to ensure that no cross–contamination can take place between BDB’s other operations and the Raw Materials, Products, and by-products (including spent yeast) used or produced in the Plant. Without limiting the foregoing, BDB will establish new working shift schedules and adhere to certain SOPs concerning decontamination. Such schedules will be based on, and subject to, the forecasts mentioned within Section 6.1 below. AMYRIS, by its turn, will endeavor its reasonable best efforts as to avoid contamination, starting with the engineering process, providing appropriate guidance, training and supervision to BDB with respect to the Joint Manufacturing. Both of the Parties will endeavor their best efforts to obtain and follow the instructions given by the Technical Board.

5.5       AMYRIS hereby confirms that no antibiotic-resistance-markers will be used in connection with the Joint Manufacturing of the Products or will be part of AMYRIS’ GMO yeast strains.

5.6.      AMYRIS hereby agrees to provide a test method to identify colonies of AMYRIS yeast.

6          Production Forecasts, Manufacturing of Stock

6.1       Commencing one month in advance of the expected date the Equipment is certified to begin commercial production at the Plant, and thereafter prior to the end of each calendar month, AMYRIS shall provide BDB with production forecasts concerning its requirements of Products for the following three (3) calendar months. AMYRIS will ensure that BDB has adequate quantity of Raw Materials to meet the forecasted requirements. In the event AMYRIS adjusts its Product requirements by greater than 15% from the forecast for any monthly / three-month period, the Parties will discuss appropriate adjustments, if any, in the manufacturing fee for that period resulting from non-cancellable commitments, expedited Raw Material and/or overtime costs incurred to accommodate such change.

6.2       BDB agrees to receive supplied Raw Materials and to manufacture the Products in accordance to SOPs as stipulated within Annex A. The manufacturing activities will be carried out by BDB with its own employees, and no labor, subordination, or any relationship shall be deemed to be created between such employees and AMYRIS. All Products will be subject to acceptance testing as stipulated in Annex A, under which AMYRIS shall verify whether the manufactured Products comply with the volume and quality requirements agreed on. If any of such requirements is not complied with, the Technical Board shall assess and determine what caused such non conformation of the Product.

6.3       BDB shall be responsible for storing the finished Products, as specified in the SOPs.

7          Pricing, Payment Term

7.1       AMYRIS shall pay to BDB a manufacturing fee (“Fee”) as set forth within Annex E, which shall comprise the total operating costs plus a margin as set forth therein.

7.1.1    This Fee shall cover all operational expenses related to the production of the Products, including:

•	Labor necessary for the Joint Manufacturing;
•	Provided utilities and ancillary infrastructure facilities;
•	Use of any piece of machinery/equipment used by BDB and not part of the Equipment to be supplied by AMYRIS (e.g. centrifuges, storage area, lifts etc);
•	Management overhead;
•	Maintenance of the Equipment dedicated to the Joint Manufacturing;
•	Cost of direct and indirect consumables, such as antifoam, soda, acid, filters, used in the Joint Manufacturing.

7.1.2    This Fee shall be based on a monthly review of the actual operating costs. Annex E contains a list of unit costs and estimation of operating expenses. If, at any month, BDB incurs in any additional cost unit for the manufacturing of the Products not described in such annex, the Parties shall negotiate to achieve the most equitable cost allocation between them.

7.2       BDB shall issue by fifth (5th) day of each calendar month an invoice exclusively for charging purposes (detailing the basis for the amounts according to the abovementioned calculation) to AMYRIS for the previous calendar month. Unless otherwise agreed in writing, payment shall be made by bank transfer within thirty (30) days after receipt of an undisputed invoice. AMYRIS will notify BDB within ten (10) days after receipt of an invoice if AMYRIS disputes the amount or calculation of the Fee, describing the basis for the dispute. BDB will provide AMYRIS with additional support for the calculation of the Fee, and make available any books and records requested by AMYRIS related to the elements and calculation of the Fee. AMYRIS will pay the invoiced Fee or an adjusted Fee based on such review within fifteen (15) days following receipt of the additional materials from BDB.

7.3       The Fee shall be calculated excluding any tax, whether value added tax or any other tax. Each Party shall pay any tax imposed on each component of the fee according to the applicable laws. However, any tax that must be settled through payment deductions, according to applicable laws and regulations, as well as any social contributions eventually imposed to AMYRIS, in connection with the manufacturing activities, may be deducted by AMYRIS from the fee amount to be paid to BDB.

7.3.1    The fiscal documents must also be issued according to the applicable laws or any Special Regime potentially granted by Tax Authorities for the execution of this Agreement.

7.4       Calculation of invoice amount shall be made on an open book basis, meaning that AMYRIS shall have access to BDB’s account records in connection with the Joint Manufacturing of the Products. The accounting prepared by BDB will be audited by an independent auditor chosen by the Parties at the end of each fiscal year. AMYRIS and BDB will share the costs of this auditing.

7.5       The currency for invoicing and payment shall be Brazilian reais.

8.         By-products (spent yeast)

8.1       BDB shall duly quantify and physically return to AMYRIS all of the by-products (i.e., spent yeast) from the Joint Manufacturing, along with the Product.

8.2       BDB may be interested in spent yeast from the industrial process of the Product. Therefore, AMYRIS agrees to negotiate in good faith with BDB, at any time in which BDB notifies AMYRIS about its actual interest in the spent yeast. Upon receipt of the relevant notification, Amyris and BDB will also negotiate in good faith the use of spent yeast generated at both the Joint Manufacturing operation as well as the new AMYRIS facility in Pradopolis.

9          Title of the Product and Developments

9.1       BDB agrees that the title to the Products, the SOPs, and any other information or materials regarding the recipe and manufacturing process for the Products, as well as any inventions, improvements, modifications or derivatives to the foregoing developed by or for either Party in the course of this Agreement (“Developments”), shall at all times be vested in AMYRIS. BDB hereby assigns and agrees to assign to AMYRIS any intellectual, industrial or other proprietary rights BDB may obtain in or to such information, materials or Developments. During the term of this Agreement and following any expiration or termination, BDB will execute such documents as reasonably requested by AMYRIS in order for AMYRIS to perfect, maintain and protect its rights in such items. To the extent a Development cannot be assigned in accordance with this Section, BDB hereby grants AMYRIS an unrestricted, nonexclusive, irrevocable, perpetual, transferable, royalty-free license (with the right to sublicense) to such Development, including the right to make, use, sell, offer to sell, copy, distribute, modify and create derivative works of any item, product or process comprising or incorporating the Development.

9.2       AMYRIS hereby agrees to grant a nonexclusive, irrevocable, perpetual, royalty-free, license to BDB for use of technical knowledge generated out of the performance of the joint manufacturing operations that is unrelated to the AMYRIS process.

9.3       BDB shall, as quickly as possible, inform AMYRIS about any allegations made by third parties with regards to AMYRIS’s property or property rights. If necessary, BDB shall cooperate with AMYRIS, providing all needed information for the defense of AMYRIS’s proprietary rights against third parties.

10        Representations and Warranties, Additional Obligations

10.1 Each	of the Parties represents and warrants that:

(i)	it has been duly incorporated, is validly existing and in good standing under the laws of Brazil;

(ii)	it has full power and authority, and has taken all required corporate and other action necessary to execute and deliver this Agreement and to fulfill its obligations hereunder;

(iii)	this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms;

(iv)

no order, consent, approval or authorization of, or registration, declaration or filing with any governmental authority is required to be obtained in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except as already set forth in this Agreement.

10.2     Additionally, BDB warrants that the Products will be manufactured in accordance with best industry practices and the SOPs, provided that all materials, services or workmanship supplied by BDB to AMYRIS under this Agreement will conform to such SOPs. Without limiting the foregoing, BDB warrants that, at all times, it shall comply with all applicable laws, rules and regulations in the performance of its obligations under this Agreement.

10.3     In the case the Products do not comply with the Product Specifications due to non-compliance with the SOPs or due to disruption of BDB’S Plant operations not related with a force majeure event, BDB shall be held responsible for such Product flaw. In the case the Products do not comply with the Product Specifications due to any fail in the SOPs or to a defect in the yeast supplied, AMYRIS should be held responsible for such flaw. As provided for in Section 6.2, the Technical Board will be responsible for evaluating and determining which Party was responsible for the non-conformation of the final Product with the Product Specifications, or, as the case may be, to what extent each of the Parties was responsible for that.

10.4     In the case the Technical Board decides that BDB was responsible for the non conformation of the Products under Section 10.3 above, BDB will lose its entire Fee over the relevant amounts of Product manufactured. In case responsibility for flaws is attributed to AMYRIS, AMYRIS will acquire the Product and pay the Fee agreed in this Agreement. In the case the Technical Board holds both AMYRIS and BDB responsible for non-conformation of the Products, the Parties will accordingly apply a discount over the Fee due for the manufactured Product.

10.4.1 Regardless of which Party is held responsible for the non-conformation of the Products with the Product Specifications, and to what extent, AMYRIS will, at all times, be responsible for disposal of spent yeast, which shall be duly quantified and physically returned to AMYRIS, by BDB, along with the Product, as per Section 8.1 above.

10.5     In case of non-conformation of Products, both Parties will fully comply with the corrective action proposed by the Technical Board to rectify the cause of the non-conformation, in order to get production of Products back on track.

10.6     Amyris represents and warrants that the Products, including all components thereof, will be safe when (i) manufactured by BDB in accordance with the SOPs and any other applicable guidelines and standards set forth in this Agreement or reasonably furnished by AMYRIS to BDB in writing and handled in accordance with the applicable safety instructions contained in such documents.

10.7     Neither AMYRIS nor BDB shall entice or hire any employee of the other Party during the term of this Agreement and for a term of one year following its expiration.

11        Breach of Agreement, Indemnity

11.1     Each Party (“Indemnifier”) shall defend, indemnify and hold harmless the other Party and its directors, officers, representatives, agents, affiliates, successors and assignees (“Indemnified Party”) from and against all loss, damage, liability, cost and expense (including reasonable attorneys’ fees) resulting from (i) the breach of any of the Indemnifier’s obligations under this Agreement, or (ii) the non-compliance with any representations and warranties set forth herein.

11.1.1 Immediately after having knowledge of any act or fact giving rise to an indemnification under this Section 11.1, the Indemnified Party shall send to the Indemnifier a notice to that effect with a description of such act or fact and a copy of any relevant document. If, despite their best efforts, the Parties are not able reach a mutually acceptable settlement deemed reasonable by both Parties within fifteen (15) days from the receipt of such notice, the applicable Indemnified Party may then initiate an arbitration procedure in accordance with Section 17 hereof.

11.1.2 All payments to the applicable Indemnified Party shall be in immediately available funds and any indemnification payment must be grossed up to cover any and all taxes payable by the applicable indemnified party on account of such payment.

11.2     Additionally, the Indemnifier shall defend, indemnify and hold harmless the Indemnified Party from and against all loss, damage, liability, cost and expense (including reasonable attorneys’ fees) resulting from any claim presented by a third party relating to any personal injury or property damage caused by the negligence or willful misconduct of the Indemnifier, provided, in each case, that the Indemnified Party (a) notifies the Indemnifier in writing of the claim promptly after receiving service of process or any written communication relating to the claim; (b) grants the Indemnifier control of the defense and settlement of the claim; and (c) provides Indemnifier with all assistance, information and representation powers reasonably required for the defense and settlement of the claim, at Indemnifier’s expense.

11.2.1 Notwithstanding Section 11.2, the Parties agree that, in case of any claim brought by a third party against AMYRIS arising from injury or damage resulting from the operating activities carried out by BDB within the Unit and the Plant, including relating to the breach of environmental legal requirements and obligations, BDB shall be deemed the Indemnifier under this Section 11.2, and shall be strictly liable for losses arising from such claim before AMYRIS, without prejudice to BDB’s right to present the appropriate defense before the relevant third party. Nonetheless, in case BDB is not able to obtain the exclusion of AMYRIS as defendant in the relevant judicial or administrative procedure within thirty (30) days from AMYRIS’s knowledge of the claim, AMYRIS will be entitled to follow and intervene in the defense procedure.

11.3     In the event either Party fails to pay any undisputed amount owed on any due date for any payment as agreed in this Agreement, it shall pay a flat fine equal to two percent (2%) over the due and unpaid amount, plus interest accrued from the due date to the date on which the entitled Party has received such payment at a rate equal to one percent (1%) per month.

12       Confidentiality

12.1    Confidential information shall be any and all specifications, samples, manuals, reports, documentation, test results, data, calculations, know-how or other information (“Confidential Information”) supplied by one Party (“Disclosing Party”) to the other (“Receiving Party”) in tangible form, as well as the terms and conditions of this Agreement.

Provided that the following information shall not be deemed Confidential Information:

a)	information intended by the Disclosing Party to be used by the Receiving Party as promotional material;

b)	information that was in the public domain, other than by breach of this Agreement or a subsequent agreement between the Parties;

c)	information that was already known by the Receiving Party prior to its disclosure by the Disclosing Party;

d)	information that was already published at the time of disclosure by the Disclosing Party, or has since become so published through no fault of the Receiving Party;

e)	information that has been lawfully received by the Receiving Party from a third party without breach of any obligation of confidentiality owed to the Disclosing Party; or

f)

information with regards to which the Receiving Party is bound by applicable laws or regulations to disclose, provided that the Receiving Party notifies the Disclosing Party of such disclosure with a written notice delivered within 24 (twenty-four) hours after the requirement was made by the relevant authority.

The burden of proving the applicability of any of these exceptions to “Confidential Information” resides with the Receiving Party.

12.2    During the term of this Agreement, as well as after its expiration, neither AMYRIS nor BDB will use Confidential Information obtained from the other party, except as reasonably necessary to perform its obligations or exercise its rights under this Agreement.

12.3    Each Party shall, therefore, during the term of this Agreement, as well as after its expiration, keep confidential all Confidential Information supplied by the other Party, and neither Party’s employees or any other person acting on their behalf will copy Confidential Information or disclose it to any third party without the other Party’s written consent. Neither Party will disseminate any Confidential Information among its employees or persons acting on their behalf, except to the extent strictly necessary for the purposes of this Agreement, and each Party will use its best efforts to ensure that no person copies, discloses or uses Confidential Information except as hereby permitted; in this connection, each Party shall use at least the same degree of care in safeguarding Confidential Information as a prudent tradesman and as it would in safeguarding its own information of a similar nature.

12.4    The Receiving Party shall, therefore, not make or have made any copies or recordings of the Confidential Information, except insofar as necessary for said purposes, provided that such sets or copies or recordings should be numbered consecutively.

12.5    All Confidential Information disclosed shall at the latest be returned to the Disclosing Party promptly following termination or expiration of this Agreement.

12.6    In the event the Disclosing Party gives the Receiving Party written authorization to disclose Confidential Information to a third party, the Receiving Party shall obtain a written agreement of such third party that limits use and disclosure of such information in a manner reflecting the wording of this Section 12.

12.7    Notwithstanding the above, BDB hereby agrees that AMYRIS may disclose the content of this Agreement and of the relationship between the Parties to investors or underwriters coordinating the raising of capital for AMYRIS or its controlling entities, as long as the information provided to such third parties is limited to the strictly necessary for the relevant capital raising procedure.

13       Force Majeure

13.1    The Parties shall be exempt from liability in respect of any failure to perform the obligations under this Agreement due to circumstances unforeseeable and beyond their reasonable control such as war, acts of terrorism, fire, epidemic, or acts of God, as well as any kind of production downtime due to reason’s that were not under BDB’s control. The Party wishing to claim relief under this Section 13 shall, without delay, accordingly notify the other Party in writing. The Party affected shall promptly use all reasonable efforts to settle such contingencies so that the performance of its obligations under this Agreement can be resumed as soon as possible.

13.2    Should either Party claim the continuation of force majeure beyond sixty (60) days, the other party may terminate this Agreement by delivering a ten (10) days prior written notice to the other Party.

14       Term, Termination

14.1    This Agreement shall become effective on its date of execution (the “Effective Date”) and shall continue in full force and effect until five (5) years following the Effective Date (the “Expiration Date”). Following such term, BDB and AMYRIS may, upon mutual consent, which may be given or withheld by each party in its sole and absolute discretion, extend the Agreement for one (1) more year. In this case, the Parties shall execute a formal document stating their intent to extend the Agreement for one more year, at least six (6) months in advance from the Expiration Date.

14.2    Either Party may terminate this Agreement at any time prior to the Expiration Date according to Section 14.1 by sending a written notice to the other Party:

(a)

if the other Party materially breaches this Agreement, and such breach is not cured within thirty (30) days of written notice to the breaching Party. Such written notice has to explicitly include the statement that the Agreement can be terminated in the event the breach is not cured within said thirty (30) days;

(b)	if the other Party is subject to proceedings for bankruptcy, judicial recovery, liquidation or dissolution, or ceases to carry on its business;

(c)	if after exploitation of all technical and operational prospects the issue of cross contamination still cannot be satisfactorily solved;

(d)	in case of change in the direct shareholding control of any of the Parties without the authorization of the other Party.

14.2.1 In case of early termination of the Agreement due to fault of BDB, AMYRIS shall have the option to remove the Equipment from BDB’s Plant.

14.2.2 Without prejudice to the provision of item 14.2(d) above, in case BDB or its controlling entities intend to implement a corporate restructuring (merger, spin-off, acquisition, amalgamation) that will result in the transfer of the ownership of the Plant to a third party (i.e., a party that is not a BDB affiliate), the Parties agree that AMYRIS shall have a right of first refusal to acquire the Plant. For this purpose, BDB shall send a written communication to notify AMYRIS of its intention to transfer the ownership of the Plant and the terms and conditions under which such transfer is to be carried out, including a copy of the third party offer that will result in the transfer of the ownership of the Plant. AMYRIS will then have a period of ten (10) days to send a written response to BDB, with regards to its intention to exercise, or not, its right of first refusal, under the same terms and conditions of transfer informed by BDB. Should AMYRIS decide not to exercise its right of first refusal, it will, nonetheless, have the right to terminate this Agreement and immediately and prior to the conclusion of the transfer of the ownership of the Plant to a third party remove the Equipment from the Plant.

14.3    Additionally, this Agreement will be terminated upon exercise, by BDB, of the purchase option relating to the Equipment, as set forth in Section 15.1 below and also in the relevant free lease agreement executed between the Parties, for lease of the Equipment, by Amyris to BDB, free of charge (“Free Lease Agreement”).

14.4    From and after the termination or expiration of this Agreement, neither of the Parties hereto shall have any further rights, privileges or obligations hereunder, except that such expiration or termination shall not relieve the Parties of any liability accrued prior to the effective date of such expiration or termination, and such expiration or termination shall not affect the continued operation or enforcement of any provisions of this Agreement, which by its express terms is to survive termination or expiration.

14.5    Should this Agreement be terminated, BDB shall return to AMYRIS all the Raw Materials and Products stored in its Plant.

15       Purchase Option

15.1    As more specifically set forth in the Free Lease Agreement, after a period of two (2) years as of the Effective Date, BDB shall have the option to purchase the Equipment for a price equal to the total Project Capex less taxes less depreciation accrued in accordance with applicable fiscal law. The Project Capex account shall be submitted to BDB promptly after completion of installation of the Equipment and is subject to referendum by the Management Committee.

15.2    If BDB does not exercise the option referred to in Section 15.1 after a period of two (2) years as of the Effective Date, in the third anniversary of this Agreement, BDB shall have a final option to purchase the Equipment for the price defined in Section 15.1.

15.3    The Parties hereby agree that the Purchase Option provided for in this Section 15 and in the Free Lease Agreement shall comprehend the whole of the Equipment and, hence, the total Project Capex. [*].

16       Infringement of Intellectual Property Rights, Indemnification

16.1    AMYRIS warrants that, to the best of its knowledge, the manufacturing of the Products, or any item thereof, does not violate any third party’s intellectual or industrial property rights.

16.2    Without prejudice to Section 9.2 above, AMYRIS hereby agrees to defend, indemnify and hold harmless BDB, its officers, agents, affiliates, successors and assigns, from and against any liability, cost and expense (including reasonable attorneys’ fees) arising out of or related to any claim being made or action brought against BDB alleging that BDB’s manufacture of Products in accordance with this Agreement infringes the intellectual or industrial property rights of a third party, provided that BDB (a) promptly notifies the AMYRIS in writing of the claim; (b) grants AMYRIS sole control of the defense and settlement of the claim; and (c) provides AMYRIS with all assistance, information and authority reasonably required for the defense and settlement of the claim, at AMYRIS’s expense. Notwithstanding

*Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the above, AMYRIS shall not have any obligation under this Section 16 to the extent such infringement is based on BDB’s use of equipment, materials, processes or procedures not supplied or required by AMYRIS under this Agreement. THE FOREGOING SHALL BE BDB’S SOLE RESPONSIBILITY, AND AMYRIS SHALL NOT HAVE ANY OTHER LIABILITY, WITH RESPECT TO ANY ACTUAL OR ALLEGED INFRINGEMENT OF THE INTELLECTUAL OR INDUSTRIAL PROPERTY RIGHTS OF ANY THIRD PARTY RESULTING FROM THE MANUFACTURING OF PRODUCTS OR FROM THE MANUFACTURING, USE OR DISTRIBUTION OF ANY BY-PRODUCTS OF SUCH PRODUCTS.

17       Applicable Law, Dispute Resolution

17.1 This	Agreement shall be governed by the laws of Brazil.

17.2    The Parties will use best efforts to resolve any difference of opinion and dispute in friendly negotiations.

17.3    If friendly negotiations pursuant to Section 17.2 do not result in an agreement within ninety (90) days from the first communication sent by one Party to the other on the relevant matter, all disputes arising out of or in connection with this Agreement shall be exclusively and finally settled by arbitration, under the Rules of Arbitration of the Câmara de Comércio Brasil Canadá, by arbitrator(s) appointed in accordance with these Rules. The decision of the arbitrator(s) shall be final and binding upon the Parties with no further appeal, recourse or review. Until such decision, the Parties agree to keep the arbitration procedure on a confidential basis, except to the extent necessary for any interim or conservatory measures permitted under the Rules of Arbitration.

17.4    The place of Arbitration shall be the city of São Paulo, State of São Paulo, Brazil.

17.5    All documents and correspondence in relation to those disputes shall be drafted in Portuguese and English and the arbitration proceedings shall be conducted in Portuguese and English.

17.6    The arbitrators to be appointed shall be fluent in written and spoken English and Portuguese.

17.7    Notwithstanding the above, either Party may request judicial measures: (i) in order to obtain preliminary and urgent measures (medidas cautelares) or temporary injunction or other conservatory relief in any court having jurisdiction to protect or preserve its confidential information, proprietary rights, or personal prior to the formation of the arbitral tribunal, and such judicial recourse shall not be interpreted as a waiver of the arbitration as set forth in this section; and (ii) to enforce any arbitral decision, including the final award. For that purpose, the Parties elect the courts of the city of São Paulo, State of São Paulo, Brazil, being waived any other no matter how privileged it may be. The Parties recognize that any provisional or urgent matter granted by judicial courts shall be, necessarily, reviewed by the arbitral tribunal, which shall decide on its ratification, revision or cancellation.

18       Miscellaneous

18.1 Compliance	with laws and rules:

When performing its obligations under this Agreement, both Parties shall strictly observe all applicable laws and regulations. AMYRIS shall not in any case be responsible for the compliance with any labor, environmental and other laws applicable to the operation of the Plant.

18.2    Assignment:

No Party is entitled to assign rights and obligations under this Agreement either wholly or in part to a third party without the prior written consent of the other Party, provided that either party may assign this Agreement without consent to one of its affiliates.

18.3    Severability:

If any portion of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such portion shall be deemed severable from the remainder of this Agreement, which shall continue in all respects valid and enforceable. The Parties shall mutually agree to cooperate in any revision of this Agreement which may be necessary to meet the requirements of law.

18.4    Entire Agreement:

This Agreement including its Annexes constitutes the entire Agreement between the Parties with respect to the subject matter as of the date hereof and supersedes all prior discussions, understandings and Agreements with respect to the subject matter.

18.5    Contract Language and Notices:

The language for any communication in connection with this Agreement or any amendment shall be English and Portuguese. Any notice hereunder shall be in writing and shall be delivered to the other party at its last known business address by the most expeditious means, including but not limited to first class mail, airmail, fax and e-mail. Such notices shall be effective upon receipt.

18.6    No Waiver:

Except as specifically provided in a written waiver signed by a duly authorized officer of the party seeking enforcement, failure to enforce or the waiver of any term of this Agreement shall not constitute the waiver of such term at any time or in any circumstances and shall not give rise to any restriction on or condition to the prompt, full and strict enforcement of the terms of this Agreement.

18.7 Headings:

Section headings are for convenience only and shall not form part of this Agreement or in any way affect the interpretation thereof.

18.8 Survivorship:

All provisions of Section 8.2, Section 10.3, Section 11, Section 12, Section 14, Section 16, Section 17 and this Section 18 shall survive termination of this Agreement for any cause and shall not be affected thereby.

IN WITNESS hereof, this Agreement is executed in 2 (two) counterparts of the same form and content, in the City of São Paulo, State of São Paulo, Brazil, on June 24, 2010.

Intentionally left blank — signature pages following

Signature Page 1/3 of the Joint Manufacturing Agreement, entered into as of June 24, 2010, between Amyris Brasil S.A. and Biomin do Brasil Nutrição Animal Ltda.

AMYRIS BRASIL S.A.

/s/ Roel Win Collier	/s/ Felipe Moreira Caram
Name: Roel Win Collier	Name: Felipe Moreira Caram
Title: General Manager	Title: Financial Officer

Signature Page 2/3 of the Joint Manufacturing Agreement, entered into as of June 24, 2010, between Amyris Brasil S.A. and Biomin do Brasil Nutrição Animal Ltda.

BIOMIN DO BRASIL NUTRIÇÃO ANIMAL LTDA.

/s/ Herbert Danner	/s/ Edilberto Ferrerira
Name: Herbert Danner	Name: Edilberto Ferreira
Title: General Manager	Title: Financial Officer

Signature Page 3/3 of the Joint Manufacturing Agreement, entered into as of June 24, 2010, between Amyris Brasil S.A. and Biomin do Brasil Nutrição Animal Ltda.

Witnesses:

Name: ID (RG) No.: Tax Reg. (CPF/MF) No.:

Name: ID (RG) No.: Tax Reg. (CPF/MF) No.:

LIST OF ANNEXES

Annex A	Products to be manufactured / Product Specifications

Annex B	Estimated cost of Equipment / calculation, time-schedule

Annex C	List of Raw Materials provided by AMYRIS

Annex D	SOP General Guidelines

Annex E	Estimated manufacturing Fee / Description of Operating Costs

Annex F	Trans-beta-farnesene Material Data Safety Sheet

ANNEX A

Products to be manufactured / Product Specifications

•	Trans-beta-farnesene

o	Product specification: See Material Data Safety Sheet (MSDS) Annex E

o	Acceptance Tests: to be determined based on mutually agreed upon SOP’s.

•	Other products based on mutual agreement between the two Parties

ANNEX B

Estimated cost of Equipment / calculation, Specification of the Equipment and Time-schedule

Equipment	Equipment/service	Description	Quantity	Gross cost

[*]

Specification of the Equipment

Equipment	Gross cost

[*]

Project schedule:

[*]

*Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ANNEX C

List of Raw Materials provided by AMYRIS

•	Sugar (syrup, juice, VHP, or other appropriate media)

ANNEX D

SOP General Guidelines

To be completed at a later time by the parties

ANNEX E

Estimated manufacturing Fee / Description of Operating Costs

Overall estimates of the monthly operating cost as well as mechanisms to estimate elements of the actual operating cost are provided in this section.

The various elements comprising the overall operating cost and their estimates are provided in the table below:

Unit cost	Fixed cost	Estimated monthly usage	Estimated monthly cost

[*]

The following unit cost will be valid for each cost element.

Unit cost	Basis of unit cost

[*]

The mechanism to estimate the monthly usage of each element of operating cost is provided below. These mechanisms will be used to evaluate actual operating cost on a monthly basis.

Estimated monthly usage	Basis of monthly usage estimate
[*]

* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ANNEX F

Trans-beta-farnesene Material Data Safety Sheet

(sheet begins on the next page)

MATERIAL SAFETY DATA SHEET

SECTION 1. COMPANY AND MATERIAL IDENTIFICATION

Product Name:	Trans-ß-FARNESENE

Company:
AMYRIS BIOTECHNOLOGIES INC

Street Address:	5885 HOLLIS ST, SUITE 100
EMERYVILLE, CA 94608, U.S.A.
CITY, STATE, ZIP, COUNTRY:

For Technical Assistance During Normal Working Hours (9-5 P.S.T.):	1 (510) 450-0761
In Case of Emergency, call:	1 (800) 424-9300 (CHEMTREC – North America) 1 (703) 527-3887 (CHEMTREC – International)

This material safety data sheet (MSDS) has been prepared in compliance with the US Federal OSHA Hazard Communication Standard (29 CFR 1910.1200). This material is considered hazardous under that standard.

SECTION 2. PRODUCT COMPOSITION

SUBSTANCE NAME:	ß-FARNESENE
CAS #:	18794-84-8
MOLECULAR FORMULA:	C15H 24
SYNONYMS:

1,6,10-Dodecatriene, 7,11-dimethyl-3-methylene, (6E) (TSCA,

PICCS, ASIA-PAC)

1,6,10-Dodecatriene, 7,11-dimethyl-3-methylene, (E) (DSL, AICS)

(E)-7,11-Dimethyl-3-methylenedodeca-1,6,10-triene (EINECS)

(E)-7,11-Dimethyl-3-methylene-1,6,10-dodecatriene (ECL)

CHEMICAL FAMILY:	Terpene hydrocarbons

SECTION 3. HEALTH HAZARDS

WARNING STATEMENT/EMERGENCY OVERVIEW

CAUTION! Chemical intended to be handled by trained personnel for R&D purposes only. To the best of our knowledge the toxicity of this chemical and potential target organ toxicity is not fully known. Avoid skin contact, eye contact, inhalation, and ingestion. For additional information on toxicity, please refer to Section 11.

EMERGENCY OVERVIEW

OSHA Hazards Labeling	May be eye and skin irritant

HMIS Hazard Classification	Health: 1 Flammability: 1

Physical Hazards: 0

NFPA Rating	Health: 1 Fire: 1 Reactivity: 0

MEDICAL CONDITIONS AGGRAVATED BY EXPOSURE: None known.

OCCUPATIONAL EXPOSURE LIMIT: None currently established for the chemical by OSHA, NIOSH, ACGIH or Amyris.

SECTION 4. FIRST AID MEASURES

EYE CONTACT

Immediately flush eyes thoroughly with water for at least 15 minutes. Notify medical personnel and supervisor.

SKIN CONTACT

Immediately wash thoroughly with soap and water for 15 minutes. Notify medical personnel and supervisor. In the case of skin irritation or allergic reaction, consult a physician.

INHALATION

Immediately move to fresh air. If not breathing give artificial respiration or, if breathing is difficult, give oxygen and notify medical personnel and supervisor.

INGESTION

If person is conscious, administer a moderate amount (8-12 oz. or 250 mL) of water, but do not induce vomiting. Notify medical personnel and supervisor.

NOTE TO PHYSICIAN

As the toxicity of this chemical is not fully known, treatment should be based on the symptoms of the patient and the judgment of the physician in response to the condition and reaction of the patient.

SECTION 5. FIRE PROTECTION

FLAMMABILITY/EXPLOSIVITY

No unusual hazards.

EXTINGUISHING MEDIA

For small incipient fires use media such as alcohol-resistant foam, dry chemical or carbon dioxide. For large fires apply water from as far as possible. Use very large quantities of water applied as a mist or spray. Cool affected containers with large quantities of water.

SPECIAL FIRE FIGHTING PROCEDURES

Wear NIOSH/MSHA-approved, positive pressure, self-contained breathing apparatus and protective clothing to prevent skin or eye contact. Class IIIB combustible material. May emit toxic fumes under fire conditions.

Flash Point (TCC):	110 °C (230 °F)
Autoignition Temperature:	Not determined
Explosion Limits, Lower (%):	Not determined

Upper (%):	Not determined

SECTION 6. SPILL AND RELEASE MEASURES

PERSONAL PRECAUTIONS

Use personal protective equipment. Use suitable respirator when performing operations involving potential exposure to vapors, mist or gas of the product. Ensure adequate ventilation.

ENVIRONMENTAL PRECAUTIONS

Prevent product from entering drains.

METHODS FOR CLEANING UP

Soak up with inert absorbent material. Keep in suitable, closed containers for disposal as hazardous waste.

SECTION 7. HANDLING AND STORAGE

HANDLING PRECAUTIONS

Use personal protective equipment. Avoid breathing vapor. Do not eat, drink or smoke while handling this product. Avoid prolonged or repeated exposure. Provide sufficient air exchange and/or exhaust in workrooms. Take precautionary measures against static discharges. Use normal preventative fire protection measures.

STORAGE PRECAUTIONS

Keep container tightly closed. Keep in a cool and well ventilated area. To maintain product quality, do not store in heat or direct sunlight.

SECTION 8. EXPOSURE CONTROL/PERSONAL PROTECTION

HYGIENE MEASURES

Avoid contact with skin, eyes and clothing. Wash hands before breaks and immediately after handling the product.

RESPIRATORY PROTECTION

Respiratory protection is not required. When desired use multifunctional NIOSH approved gas/vapor cartridges.

SKIN PROTECTION

Protective gloves are recommended to minimize potential for skin contact when handling. Wear long sleeves and other protective overgarment, such as an apron or sleeve covers. Base the choice of protection on the job activity and potential for skin contact.

EYE PROTECTION

Wear safety glasses with side shields, chemical splash goggles, or full face shield, if necessary. Base the choice of protection on the job activity and potential for contact with eyes or face.

OTHER

Work in chemical hoods and/or well ventilated areas. Provide safety showers and eye washes. Decontaminate all protective equipment after use.

SECTION 9. PHYSICAL/CHEMICAL PROPERTIES

Appearance:	Colorless to pale yellow liquid

Odor:	Woody

Melting Point:	< 0°C (<32°F)

Boiling Point:	206°C (403°F) at 1,103 hPa (760 mm Hg)

124°C (255°F) at 12 mm Hg

Molecular Weight:	204.36

Density:	0.807 g/mL

Refractive Index:	1.48400 - 1.49400 @ 20.00 °C.

Solubility:	Insoluble (water)

Soluble (alcohols)

Vapor Pressure:	Not determined

pH:	Not determined

LogP	7.17

Viscosity, dynamic:	Not determined

Specific Gravity:	0.82300 - 0.83400 @ 25.00 °C.

Vapor Density:	>1 (Air = 1)

Evaporation Rate:	Not determined

SECTION 10. STABILITY AND REACTIVITY

STABILITY

Stable under recommended storage conditions

INCOMPATIBILITY

Avoid strong oxidizing agents

HAZARDOUS DECOMPOSITION PRODUCTS

If a material is in a fire, may release small quantities of carbon monoxide, carbon dioxide and water

SECTION 11. TOXICOLOGICAL INFORMATION

Also see Section 3. Health Hazards

ACUTE TOXICITY

Acute oral toxicity of trans-ß-FARNESENE LD50 >5000 mg/kg

Acute dermal toxicity of trans-ß-FARNESENE LD50 > 5000 mg/kg

May be harmful if swallowed or inhaled.

IRRITATION AND CORROSION

Trans-ß-FARNESENE is a dermal irritant and may be an eye irritant.

SENSITISATION

No evidence of sensitization for trans-ß-FARNESENE.

CHRONIC EXPOSURE

No component of this product present at levels greater than or equal to 0.1% is identified as a probable, potential or confirmed human carcinogen by IARC, ACGIH, NTP or OSHA. Trans-ß-FARNESENE has tested negative for mutagenicity by the Ames test.

SECTION 12. ENVIRONMENTAL INFORMATION

PERSISTENCE AND DEGRADABILITY

No data available

ECOTOXICITY

No data available

SECTION 13. WASTE DISPOSAL METHODS

DO NOT DUMP DOWN THE SINK, INTO ANY SEWERS, ON THE GROUND OR INTO ANY BODY OF WATER. All wastes containing material should be properly labeled. Dispose of waste according to prescribe federal, state and local guidelines, e.g. appropriately permitted chemical waste incinerator.

SECTION 14. TRANSPORTATION INFORMATION

DOT (US)

Not dangerous goods

IMDG

Not dangerous goods

IATA

Not dangerous goods

SECTION 15. LABELING/REGULATORY INFORMATION

Containers of this material should have affixed the following label (in addition to the identity label) and hazard, handling, storage and other conditions:

CAUTION! Chemical intended for R&D purposes only to be handled by trained personnel. The toxicity of this chemical and potential target organ toxicity is not fully known. Avoid skin contact, eye contact, inhalation, and ingestion.

REGULATORY NUMBER LIST

FEMA #:	3839
FL#:	01.041
CoE#:	10999
EINECS #:	242-582-0
ENCS #:	2-2360
ECL Serial #:	KE-11524

US RISK CLASSIFICATION LABEL:

Not applicable

EU RISK AND SAFETY PHRASES (according to Directive 67/548/EEC).

Handle in accordance with good industrial hygiene and safety practice.

Symbol:
S24/25:	Avoid contact with skin and eyes.
S36:	Wear suitable protective clothing.

EUROPEAN COMMUNITY LEGISLATION

Official Journal of the European Communities, No. L 49 (20 Feb 2002).

This substance is listed in the Register of Flavouring Substances pursuant to Article 3(1) of Regulation EC No. 2232/96 (28 Oct 1996) that lays down a procedure for flavouring substances used or intended for use in or on foodstuffs.

Listed Name(s): ß-Farnesene.

FL #: 01.041.

FEMA #.: 3839.

CoE #: 10999.

Chemical Group: 31.

Comments: Name, CAS, EINECS, CoE, or FEMA number might contain inconsistencies.

Official Journal of the European Communities, No L 84 (27 Mar 1999).

This substance is listed in the Register of Flavouring Substances pursuant to Article 3(1) of Regulation EC No. 2232/96 (28 Oct 1996) that lays down a procedure for flavouring substances used or intended for use in or on foodstuffs. Adopted February 23, 1999.

Listed Name(s): ß-Farnesene

CoE No. 10999

Official Journal of the European Communities, No L 132 (1 Jun 1996).

Publication of Commission Decision 96/335/EC of 8 May 1996 establishing an inventory and a common nomenclature of ingredients employed in cosmetic products in accordance with Article 6(1) of the cosmetic products Directive 76/768/EEC. This substance is listed in Section II.

INCI name: (E)-7,11-Dimethyl-3-methylenedodeca-1,6,10-triene.

SARA hazard Category Sections 311 and 312

None applicable

TSCA

Listed on July 2008 Inventory

CERCLA

Not listed

CaIifornia Prop 65

Not listed

EINECS:

Annex to Official Journal of the European Communities, 15 June 1990

ENCS:

Japanese Gazette. Contained within class: Low Molecular Chain-like Organic Compounds.

OTHERS:

Canadian Domestic Substances List (DSL): Yes; Supplement to Canada Gazette, January 26 1991

Canadian Non-Domestic Substances List (NDSL): No

Existing Chemicals List (Korea): Yes; January 1997

Australian Inventory of Chem. Substances: Yes; June 1996

Phillippine Inventory of Chem. Substances (PICCS): Yes; 2000

Swiss Poison List 1 (Substances): No

SECTION 16. OTHER INFORMATION

No additional information.

Abbreviations:

ACGIH: American Conference of Governmental Industrial Hygienists

AICS: Australian Inventory of Chemical Substances

ASIA-PAC: Chemical substances that are on one or more of the chemical inventories from the following countries in the Asia-Pacific region: Australia, China, Japan, Korea, Philippines and Taiwan

CERCLA: Comprehensive Environmental Response Compensation and Liability Act (Superfund)

CoE: Council of Europe

DOT: Department of Transportation

DSL: Domestic Substances List (Canada)

ECL: Existing Chemicals List (Korea)

EINECS: European Inventory of Existing Chemical Substances

ENCS: Existing and New Chemical Substances (Japan)

EU: European Union

FEMA: Flavour and Extract Manufacturers Association

FL: European Flavouring Number

IARC: International Agency for Research on Cancer

IATA: International Air Transport Association

MSHA: Mine Safety and Health Administration

NDSL: Non-domestic Substances List (Canada)

NTP: National Toxicology Program

OSHA: Occupational Safety and Health Administration

PICCS: Philippine Inventory of Chemicals and Chemical Substances

SARA: Superfund Amendment and Reauthorization Act of 1986 (SARA Title III)

TSCA: Toxic Substances Control Act

**************************************************************************************************************************

*********

This information is based on data available to us and is believed to be correct. Since the information may be applied under conditions beyond our control and with which we may be unfamiliar, we do not assume any responsibility for the results of its use and all persons receiving it must make their own determination of the effects, properties and protections, which pertain to their particular conditions.

No representation, warranty, or guarantee, express or implied (including a warranty of fitness or merchantability for a particular purpose), is made with respect to the materials, the accuracy of this information, the results to be obtained from the use thereof, or the hazards connected with the use of the material. Caution should be used in the handling and use of the material because it may be hazardous.